Reply Attention of Direct Tel. EMail Address Our File No.	Virgil Hlus 604.891.7707 vzh@cwilson.com 32213-1 / CW983441.1
DECEMBER 22, 2006

Golden Century Technologies Corporation
1027 Pandora Ave.,
Victoria, BC V8V 3P6

Attention: Ms. Hong Yang, President

Dear Sir:

Re:	Golden Century Technologies Corporation Registration Statement on Form SB-2 filed December 22, 2006

                    We have acted as counsel to Golden Century Technologies Corporation (the "Company") a Delaware corporation, in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") through which up to 2,833,000 shares of the Company's common stock (the "Registered Shares"), with a par value of $0.0001, are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on December 22, 2006.

                    In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and

(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
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                    We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies of originals, conform with the originals, which assumptions we have not independently established, we have relied upon statements or certificates of officers or representatives of the Company.

                    Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable.

                    This opinion letter is opining upon and is limited to the current federal laws of the United States and the Delaware General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                    We hereby consent to the filing of this opinion as an exhibit and the reference to our firm in the Registration Statement.

Yours truly,

CLARK WILSON LLP

/s/ CLARK WILSON LLP